First Federal Bankshares, Inc.

                                Important Notice

December 30, 2009

Dear Shareholder,

     We previously sent you proxy material for First Federal Bankshares, Inc.'s Special Meeting of Stockholders that was scheduled for December 18, 2009 for the purpose of approving the company's Plan of Dissolution and Liquidation. This special meeting has been adjourned to January 15, 2010 because we did not receive the votes necessary to approve the Plan of Dissolution and Liquidation due to the fact that a large number of shareholders have not responded to our solicitation. We have adjourned the meeting to allow for additional time to collect the votes required to approve the proposal.

     According to our latest records, we have not received your voting instructions with respect to the proposal. Time is short and we urge all shareholders to vote in favor of the proposal. Whether your holdings are large or small, your vote is very important to us.

     Please vote now by using the phone or internet system. You may also vote by following the instructions on your proxy card (enclosed), and by signing, dating and returning your proxy in the enclosed postage-paid envelope.

                     WE URGE YOU TO TAKE ACTION IMMEDIATELY

     We urge you to vote as soon as possible to save us the expense of additional solicitations. Voting FOR the proposal now will also allow us to distribute all remaining funds to you and other shareholders. The failure of our shareholders to approve the proposal may result in your shares becoming worthless.

     If you have any questions, need assistance with voting, or would like to receive a copy of the proxy materials, please call our proxy solicitor, Laurel Hill Advisory Group, LLC at: 888-742-1305.

Thank you. Your attention is needed immediately!

Sincerely,

Barry E. Backhaus

President, CEO and Chairman of the Board